Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Stuart F. Bradt Controller (651) 312-3715 sfbradt@bremer.com

BREMER REPORTS 2003 EARNINGS

    St. Paul, Minn. (January 27, 2004) — Bremer Financial Corporation reported net income of $61.1 million for the year ended December 31, 2003, a decline of 1% from the $61.6 million earned in 2002. Return on average equity for the year was 13.55% compared to a return on average equity of 14.96% in 2002, while return on average assets for the year was 1.14% in 2003, down from 1.23% in 2002. In the fourth quarter of 2003, we reported net income of $14.2 million, an increase of $1.4 million or 11.4% from the $12.8 million recorded in the fourth quarter of 2002.

Net interest income for the fourth quarter of 2003 was $46.8 million, a decrease of 3.2% from the $48.3 million reported for the same period a year ago. On a year-to-date basis, net interest income decreased $9.3 million, or 4.8% to $185.8 million in 2003 from $195.1 million in 2002, as our net interest margin declined to 3.89% from 4.38%. Offsetting some of the decline in net interest margin when comparing the two annual periods was an increase in our average loans and leases of $262 million, or 7.4%.

Net interest margin has declined for six consecutive quarters due primarily to the effects of historically low interest rates. The average yield on our earning assets declined 95 basis points when comparing 2003 with 2002. Meanwhile, and largely as a result of competitive pressure in deposit markets and already historically low deposit rates, we were able to reduce the average cost of our interest bearing liabilities by only 51 basis points when comparing the same two periods.

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Bremer Reports Fourth Quarter and Full Year 2003 Earnings

Noninterest income of $19.0 million in the fourth quarter of 2003 reflected a $1.6 million or 7.6% decrease from the $20.6 million of noninterest income recorded in the fourth quarter of 2002. Gains on sale of loans decreased by $2.9 million to $2.5 million in the fourth quarter of 2003, a decrease of 53.7% from the $5.4 million recorded in 2002, as the pipeline of new residential mortgage loans slowed due to increases in longer-term interest rates. On a year-to-date basis, noninterest income was $86.8 million, a $12.1 million or 16.3% increase over the $74.6 million recorded in 2002. The major contributors to the significant increase in noninterest income when comparing the two full years were gains on the sale of loans and securities. Gains on the sale of loans increased by $6.7 million to $19.3 million in 2003, an increase of 52.7% from the $12.6 million recorded in 2002, as a result of strong residential mortgage loan activity in the first three quarters of 2003 due largely to the refinancing of mortgages. A significantly lower level of loan sales activity is expected in 2004.

In order to better balance our interest rate risk position in the early part of 2003, we sold shorter duration mortgage-backed securities with high prepayment rates and reinvested the proceeds in longer duration securities that better matched the duration of our liabilities. These securities sales resulted in securities gains of $5.9 million in 2003, compared to securities gains of $2.2 million in 2002.

Noninterest expense decreased $3.3 million, or 7.8%, to $39.7 million in the fourth quarter of 2003 from $43.1 million in the fourth quarter of 2002. The two primary contributors to the reduction in expenses when comparing the two periods were a significant reduction in medical benefit costs and a reduction in other expenses, which had increased significantly during the fourth quarter of 2002 because of transition costs associated with our move to a new operations center in 2002. On a year-to-date basis, total noninterest expense increased $5.4 million or 3.4%, to $164.5 million in 2003 from $159.1 million in 2002.

Nonperforming assets at December 31, 2003 were $23.9 million, compared to $27.7 million at September 30, 2003 and $31.9 million at December 31, 2002. Correspondingly, the ratio of nonperforming assets to total loans, leases and OREO decreased to 0.60% at December 31, 2003 from 0.70% at September 30, 2003 and 0.87% at December 31, 2002.

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Bremer Reports Fourth Quarter and Full Year 2003 Earnings

Net charge-offs in the fourth quarter of 2003 were $7.2 million, compared to $4.8 million in the third quarter of 2003 and $6.3 million in the fourth quarter of 2002. A single commercial real estate credit originated in our finance company subsidiary accounted for $3.0 million of the net charge-off total in the fourth quarter of 2003. An additional $2.5 million charge-off in the fourth quarter of 2003 was related to a leveraged lease to a U.S. airline that is currently in bankruptcy.

We recorded a provision for credit losses of $14.8 million in 2003, compared to $18.2 million in 2002. Our ratio of reserve to total loans and leases decreased slightly to 1.49% at December 31, 2003 from 1.57% at September 30, 2003 and 1.60% at December 31, 2002. Our reserve coverage on nonperforming loans and leases was 290% at December 31, 2003, 269% at September 30, 2003 and 202% at December 31, 2002.

Bremer Financial Corporation is a privately-held, $5.7 billion regional financial services company owned by the Otto Bremer Foundation and our more than 1,800 employees. The company, founded in 1943 by Otto Bremer, is headquartered in St. Paul and provides a variety of banking, investment, trust, and insurance services in over 100 locations throughout Minnesota, North Dakota, and Wisconsin.

Except for historical information contained herein, the statements made in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risk and uncertainties, including statements regarding the intent, belief or current expectations of Bremer Financial Corporation and its management regarding Bremer’s strategic directions, prospects, and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including our competitive environment, economic and other conditions in the markets in which we operate, governmental regulation, including policies and enactments of the Federal Reserve Board, the failure of any proposed acquisitions to be completed for any reason, the failure to successfully integrate any acquisitions, and other risks discussed in Bremer’s filings with the Securities and Exchange Commission, which are incorporated herein by reference.

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Bremer Reports Fourth Quarter and Full Year 2003 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts)

	Three months ended December 31,			Twelve months ended December 31,
	2003	2002	Change	2003	2002	Change
Operating Results:
Total interest income	$68,291	$72,765	(6.15)%	$274,162	$298,741	(8.23)%
Total interest expense	21,494	24,418	(11.97)	88,392	103,682	(14.75)

Net interest income	46,797	48,347	(3.21)	185,770	195,059	(4.76)
Provision for credit losses	4,429	7,171	(38.24)	14,805	18,161	(18.48)

Net interest income after provision for	42,368	41,176	2.89	170,965	176,898	(3.35)
Noninterest income	19,035	20,591	(7.56)	86,780	74,643	16.26
Noninterest expense	39,713	43,054	(7.76)	164,543	159,129	3.40

Income before income tax expense	21,690	18,713	15.91	93,202	92,412	0.85
Income tax expense	7,484	5,956	25.65	32,110	30,763	4.38

Net income	$14,206	$12,757	11.37%	$61,092	$61,649	(0.90)%

Net income per share	$1.18	$1.06	11.37%	$5.09	$5.14	(0.90)%
Dividends paid per share	0.45	0.45	--	1.80	1.65	9.09
Tax equivalent net interest income	$48,947	$50,405	(2.89)%	$193,973	$203,374	(4.62)%
Net charge-offs	7,248	6,335	14.41	14,698	13,078	12.38
Selected Financial Ratios:
Return on average assets	1.01%	0.99%	0.02	1.14%	1.23%	(0.09)
Return on average equity (1)	12.23	11.72	0.51	13.55	14.96	(1.41)
Average equity to average assets (1)	8.29	8.43	(0.14)	8.42	8.24	0.18
Net interest margin (2)	3.74	4.21	(0.47)	3.89	4.38	(0.49)
Operating efficiency ratio (2)(3)	57.42	58.59	(1.17)	58.66	56.50	2.16
Net charge-offs to average loans and leases	0.73	0.69	0.04	0.39	0.37	0.02

	December 31 2003	December 31 2002
Balance Sheet Data:
Total assets	$5,671,289	$5,259,543	7.84%
Securities (4)	1,314,440	1,126,501	16.68
Loans and leases (5)	3,964,015	3,679,669	7.73
Total deposits	4,050,976	3,750,329	8.02
Short-term borrowings	639,358	511,476	25.00
Long-term debt	381,291	417,678	(8.71)
Mandatorily redeemable preferred securities	76,500	76,500	--
Total shareholders' equity and redeemable Class A
common stock	467,427	434,096	7.68
Per share book value of common stock	38.95	36.17	7.68
Asset Quality:
Reserve for credit losses	$58,906	$58,799	0.18%
Nonperforming assets	23,936	31,910	(24.99)
Nonperforming assets to total loans, leases
and OREO	0.60%	0.87%	(0.27)
Reserve to nonperforming loans and leases	289.63	202.02	187.61
Reserve to total loans and leases	1.49	1.60	(0.11)

(1) (2) (3) (4) (5)	Calculation includes shareholders' equity and redeemable class A common stock.
Tax-equivalent basis.
Calculation excludes nonrecurring gains and losses, other nonrecurring noninterest income and amortization of intangibles.
Includes securities held-to-maturity and securities available-for-sale.
Net of unearned discount and includes nonaccrual loans and leases.

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Bremer Reports Fourth Quarter and Full Year 2003 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY BALANCE SHEET AND INCOME STATEMENT
(dollars in thousands)

	Three months ended December 31,				Twelve months ended December 31,
	2003		2002		2003		2002
	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)
Summary Average Balance Sheet:
Total loans and leases (2)	$3,913,885	5.87%	$3,639,146	6.68%	$3,802,654	6.14%	$3,540,323	7.00%
Total securities (3)	1,259,067	3.94	1,095,734	4.86	1,165,642	4.18	1,088,518	5.40
Total other earning assets	18,010	1.12	16,215	1.91	16,842	1.43	19,225	2.05

Total interest earning assets (4)	$5,190,962	5.38%	$4,751,095	6.25%	$4,985,138	5.66%	$4,648,066	6.61%
Total noninterest earning assets	367,761		372,037		369,824		349,794

Total assets	$5,558,723		$5,123,132		$5,354,962		$4,997,860

Noninterest bearing deposits	$717,662		$637,352		$668,457		$584,071
Interest bearing deposits	3,243,474	1.53%	3,026,152	1.97%	3,120,281	1.65%	3,063,364	2.24%
Short-term borrowings	624,977	1.22	472,696	1.41	573,608	1.26	427,309	1.54
Long-term debt	381,366	5.49	417,750	5.59	403,248	5.57	369,045	5.78
Mandatorily redeemable preferred securities	76,500	9.30	76,500	9.30	76,500	9.38	76,500	9.38

Total interest bearing liabilities	$4,326,317	1.97%	$3,993,098	2.43%	$4,173,637	2.12%	$3,936,218	2.63%
Other noninterest bearing liabilities	53,873		60,663		61,957		65,417
Minority interest	150		150		150		150
Total shareholders' equity and redeemable
Class A common stock	460,721		431,869		450,761		412,004

Total liabilities and equity	$5,558,723		$5,123,132		$5,354,962		$4,997,860

	Three months ended December 31,				Twelve months ended December 31,
	2003	2002	$ Change	% Change	2003	2002	$ Change	% Change
Summary Income Statement:
Total interest income	$68,291	$72,765	$(4,474)	(6.15)%	$274,162	$298,741	$(24,579)	(8.23)%
Total interest expense	21,494	24,418	(2,924)	(11.97)	88,392	103,682	(15,290)	(14.75)

Net interest income	46,797	48,347	(1,550)	(3.21)	185,770	195,059	(9,289)	(4.76)
Provision for credit losses	4,429	7,171	(2,742)	(38.24)	14,805	18,161	(3,356)	(18.48)

Net interest income after provision for
credit losses	42,368	41,176	1,192	2.89	170,965	176,898	(5,933)	(3.35)
Service charges	7,629	7,531	98	1.30	29,966	28,908	1,058	3.66
Insurance	2,956	3,015	(59)	(1.96)	9,346	10,195	(849)	(8.33)
Trust	2,634	2,370	264	11.14	9,933	9,418	515	5.47
Brokerage	1,674	1,218	456	37.44	5,559	5,150	409	7.94
Gain on sale of loans	2,523	5,448	(2,925)	(53.69)	19,302	12,640	6,662	52.71
Gain on sale of securities	1	--	1	NM	5,856	2,244	3,612	160.96
Other	1,618	1,009	609	NM	6,818	6,088	730	11.99

Total noninterest income	19,035	20,591	(1,556)	(7.56)	86,780	74,643	12,137	16.26
Salaries and wages	18,603	19,090	(487)	(2.55)	76,247	72,740	3,507	4.82
Employee benefits	4,096	6,138	(2,042)	(33.27)	21,603	20,801	802	3.86
Occupancy	2,800	2,786	14	0.50	11,210	10,525	685	6.51
Furniture and equipment	2,815	2,350	465	19.79	10,651	9,602	1,049	10.92
Data processing fees	2,762	2,235	527	23.58	10,413	9,012	1,401	15.55
FDIC premiums and examination fees	434	426	8	1.88	1,753	1,743	10	0.57
Amortization of intangibles	716	746	(30)	(4.02)	2,866	2,986	(120)	(4.02)
Other	7,487	9,283	(1,796)	(19.35)	29,800	31,720	(1,920)	(6.05)

Total noninterest expense	39,713	43,054	(3,341)	(7.76)	164,543	159,129	5,414	3.40

Income before income tax expense	21,690	18,713	2,977	15.91	93,202	92,412	790	0.85
Income tax expense	7,484	5,956	1,528	25.65	32,110	30,763	1,347	4.38

Net income	$14,206	$12,757	$1,449	11.37	$61,092	$61,649	$(557)	(0.90)%

(1) (2) (3) (4)	Calculation is based on interest income including $2,150 and $2,058 for the three months ending December 2003 and December 2002 and $8,203 and $8,315 for the twelve months ending December 2003 and December 2002 to adjust to a fully taxable basis using the federal statutory rate of 35%.
Net of unearned discount and includes nonaccrual loans and leases.
Excluding net unrealized gain (loss) on securities available-for-sale.
Before deducting the reserve for credit losses.